Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS NINE MONTHS 2007 SALES OF $19.1 MILLION

LITTLE ELM, Texas, November 16, 2007—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported revenues of $8.0 million and $19.1 million for the three and nine months ended September 30, 2007, respectively, an increase from the same 2006 periods. The increase in total revenues from the year-ago quarter was due largely to higher average sales prices mitigated slightly by lower unit sales in domestic markets. In the first nine months, overall unit sales rose 3.9%, principally due to higher international unit sales. International sales tend to fluctuate because of the timing of orders under the President’s Global HIV/AIDS initiative.

The loss applicable to common shareholders in the third quarter declined from $1.6 million in 2006 to $936,000 in the 2007 period. For the first nine months, the loss increased to $5.5 million in 2007 from $3.1 million in 2006. The third quarter gross profit increased in 2007 and was flat for the nine-month period compared to the same periods last year. Operating expenses rose principally because of higher legal costs. In the third quarter, the gross profit margin increased to 27.2% from 22.3% in 2006, but declined in the nine-month period from 31.5% in 2006 to 29.3% in 2007.

The Company’s effective tax rates (a benefit for all periods) on the net loss before income taxes were 70.5% and 23.9% for the three and nine months ended September 30, 2007 compared with 30.3 % and 33.5 % for the three and nine months ended September 30, 2006, respectively. The effective tax rates for the three and nine months ended September 30, 2007 were attributable to the net effect of a settlement in our favor of a state tax audit for prior years that had not yet been recognized. All other tax benefits in 2007 have been fully reserved.

Further details are available in the Company’s Form 10-Q filed on November 14, 2007 with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent accidental needlestick injury to healthcare workers and device reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the

Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to maintain liquidity; maintenance of the Company’s patent protection; the impact of current litigation; the impact of dramatic increases in demand; the Company’s ability to maintain and quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to maintain or lower production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other larger market players, specifically Becton Dickinson & Co., in providing safety needle devices; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,592,760	$46,814,689
Accounts receivable, net	3,238,764	1,956,756
Inventories, net	7,170,482	6,385,780
Income taxes receivable	3,850,144	2,355,732
Other current assets	761,934	267,707
Total current assets	53,614,084	57,780,664

Property, plant and equipment, net	11,637,647	12,212,140
Intangible assets, net	378,656	279,846
Other assets	506,897	522,294
Total assets	$66,137,284	$70,794,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,000,917	$6,890,573
Long-term debt, net of current maturities	3,865,245	4,137,231
Long-term deferred tax liability	40,972	56,828
Total liabilities	11,907,134	11,084,632

Stockholders’ equity:
Preferred stock $1 par value:	2,334,916	2,441,166
Common stock, no par value	-	-
Additional paid-in capital	53,803,223	54,709,108
Retained earnings (deficit)	(1,907,989)	2,560,038
Total stockholders’ equity	54,230,150	59,710,312
Total liabilities and stockholders’ equity	$66,137,284	$70,794,944

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006

Sales, net	$8,040,127	$5,331,748	$19,088,932	$14,514,997
Reimbursed discounts	—	651,225	—	4,427,312
Total sales	8,040,127	5,982,973	19,088,932	18,942,309
Cost of sales
Cost of manufactured product	5,228,549	3,989,549	12,031,550	11,471,875
Royalty expense to shareholders	624,967	660,076	1,468,292	1,501,742
Total cost of sales	5,853,516	4,649,625	13,499,842	12,973,617
Gross profit	2,186,611	1,333,348	5,589,090	5,968,692

Operating expenses:
Sales and marketing	1,334,680	1,379,260	4,025,682	3,957,205
Research and development	375,264	249,204	796,979	745,607
General and administrative	2,906,156	1,843,059	7,894,510	5,409,883
Total operating expenses	4,616,100	3,471,523	12,717,171	10,112,695

Loss from operations	(2,429,489)	(2,138,175)	(7,128,081)	(4,144,003)

Interest and other income	521,226	512,828	1,511,121	1,463,904
Interest expense, net	(86,235)	(127,950)	(257,427)	(366,642)
Net loss before income taxes	(1,994,498)	(1,753,297)	(5,874,387)	(3,046,741)
Benefit for income taxes	(1,406,360)	(530,587)	(1,406,360)	(1,020,786)
Net loss	(588,138)	(1,222,710)	(4,468,027)	(2,025,955)
Preferred stock dividend requirements	(348,147)	(361,381)	(1,052,398)	(1,092,563)
Loss applicable to common shareholders	$(936,285)	$(1,584,091)	$(5,520,425)	$(3,118,518)

Loss per share – basic and diluted	$(0.04)	$(0.07)	$(0.23)	$(0.13)

Weighted average common shares outstanding	23,745,206	23,618,164	23,717,845	23,577,944

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com